August 9, 2018

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Center Coast Brookfield Core MLP Fund I, LLC
File no. 811-22565

Dear Sir or Madam:

We were previously principal accountants for Center Coast Brookfield Core MLP Fund I, LLC and, under the dates of January 29, 2018 and January 30, 2017, we reported on the financial statements of Center Coast Brookfield Core MLP Fund I, LLC as of and for the years ended November 30, 2017 and 2016, respectively. On February 28, 2018, we declined to stand for re-election. We have read the statements made by Center Coast Brookfield Core MLP Fund I, LLC, which we understand will be filed with the Commission pursuant to paragraph (a)(4) of Item 13 on Form N-CSR in relation to the semi-annual report of Center Coast Brookfield Core MLP Fund I, LLC for the semi-annual period ended May 31, 2018, dated August 9, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the statements regarding the engagement of the new independent registered public accounting firm.

Very truly yours,

/s/ KPMG LLP

KPMG LLP